Exhibit 10.4

AMENDMENT NO. 1 TO EMPLOYEE MATTERS AGREEMENT

This AMENDMENT NO. 1 TO THE EMPLOYEE MATTERS AGREEMENT, dated as of [•], 2007 (this “Amendment”), is entered into among Metavante Holding Company, a Wisconsin corporation (“MVT Holding”), Metavante Corporation, a Wisconsin corporation (“MVT Corp.”) (MVT Holding and MVT Corp., collectively, the “MVT Parties”), New M&I Corporation, a Wisconsin corporation (“New MI Corp.”), and Marshall & Ilsley Corporation, a Wisconsin corporation (“MI Corp.”) (New MI Corp. and MI Corp., collectively, the “MI Parties”). Capitalized terms used herein and not otherwise defined, shall have the respective meanings assigned to them in the Employee Matters Agreement, dated as of April 3, 2007, among the MVT Parties and the MI Parties (the “Employee Matters Agreement”).

WHEREAS, the MVT Parties and the MI Parties desire to amend Article IV of the Employee Matters Agreement as provided in this Amendment; and

WHEREAS, the MVT Parties and the MI Parties have agreed to amend the Employee Matters Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of Article IV. Article IV of the Employee Matters Agreement hereby is amended and restated in its entirety to read as follows:

“ARTICLE IV

NON-QUALIFIED RETIREMENT PLANS

4.1. Establishment of Deferred Compensation Plan and Trust Required. Effective as of the Distribution Date, the MVT Group shall establish a deferred compensation plan (the “MVT Deferred Compensation Plan”) and a related rabbi trust (the “MVT Deferred Compensation Trust”).

4.2. Transfer of MI Deferred Compensation Plans’ Assets and Liabilities. Effective as of the Distribution Date, (i) the MVT Deferred Compensation Plan shall assume and be solely responsible for all liabilities for or relating to MVT Employees under the MI Deferred Compensation Plans and (ii) the MI Group shall cause the accounts (including unvested amounts) of the MVT Employees under the MI Deferred Compensation Plans and an amount equal to the fair market value of the assets attributable thereto that are held by the MI Deferred Compensation Trust II or the MI Corp. Amended and Restated Deferred Compensation Trust III (the “MI Deferred Compensation Trusts”) as of such date to be transferred to the MVT Deferred Compensation Plan and the MVT Deferred Compensation Trust, and the MVT Group shall cause such transferred accounts and assets to be accepted by such plan and trust. In determining the fair market value of the assets attributable to the accounts of the MVT Employees, there shall not be a transfer for the value of any restricted stock units of New MI Corp. for which MVT Group has not previously reimbursed MI Corp. The value of the restricted stock units for which MVT Group has not previously reimbursed MI Corp will be determined based upon the proportion of the unrecovered cost to the original cost of the restricted stock units multiplied times the value of the unvested restricted stock units determined based on the closing share price of New MI Corp. on the date following the Distribution Date. To the extent that the fair market value of plan assets held in the MI Deferred Compensation Trusts which are attributable to the accounts of the MVT Employees, are not sufficient to fund the liabilities relating to the MVT Employees, the MVT Group shall be responsible for such obligation, whether such underfunding is due to an overall underfunding of the trust or is due to the unreimbursed restricted stock units. The transfer of assets shall be made in cash or in kind from the MI Deferred Compensation Trusts to the MVT Deferred Compensation Trust; provided that no shares of New MI Corp. Common Stock shall be transferred from the MI Deferred Compensation Trusts to the MVT Deferred Compensation Trust. The MVT Group shall make a profit sharing contribution to the MVT Deferred Compensation Plan for the plan year ending December 31, 2007 in amounts determined pursuant to the terms of the MI Deferred Compensation Plans based on compensation paid to MVT Employees from January 1, 2007 through, but not after, the Distribution Date. Such contribution shall be made with respect to MVT Employees who remain in the MVT Group’s employ on December 31, 2007 (or retire, die or become disabled during calendar year 2007) and who would be eligible for an allocation under the terms of the MI Deferred Compensation Plans taking into account employment with the MVT Group after the Distribution Date. Such contribution shall be made to the MVT Deferred Compensation Trust at a time to be determined by the MVT Group which is on or before September 15, 2008.

4.3. No Distribution to MVT Employees. No distribution of account balances shall be made to any MVT Employee from the MI Deferred Compensation Plans or the MVT Deferred Compensation Plan because of the fact that the MVT Group ceases to be affiliated with the MI Group and ceases to be a participating employer under the MI Deferred Compensation Plans. Such events shall not be treated as a termination of employment for plan purposes and distribution shall not be otherwise specifically permitted under plan terms as a result of the cessation of affiliation and of participating employer status.”

2. References to the Employee Matters Agreement. After giving effect to this Amendment, each reference in the Employee Matters Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Employee Matters Agreement shall refer to the Employee Matters Agreement as amended by this Amendment.

3. Construction. All references in the Employee Matters Agreement to “the date hereof” and “the date of this Agreement” shall refer to April 3, 2007.

4. Other Miscellaneous Terms. The provisions of Article IX (General Provisions) of the Employee Matters Agreement shall apply mutatis mutandis to this Amendment, and to the Employee Matters Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

5. No Further Amendment. Except as amended hereby, the Employee Matters Agreement shall remain in full force and effect.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, each of the parties have caused this Amendment No. 1 to the Employee Matters Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

MARSHALL & ILSLEY CORPORATION

By:
Name:
Title:

NEW M&I CORPORATION

By:
Name:
Title:

METAVANTE HOLDING COMPANY

By:
Name:
Title:

METAVANTE CORPORATION

By:
Name:
Title: